United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2022 (May 24, 2022)

Payoneer Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40547	86-1778671
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 W 30th St New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 600-9272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PAYO	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.01 par value, at an exercise price of $11.50 per share	PAYOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the

Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On May 24, 2022, the Board of Directors (the “Board”) of Payoneer Global Inc. (the “Company”) approved the appointment of John Caplan, age 52, as the Company’s Co-Chief Executive Officer, effective as of May 25, 2022. Mr. Caplan has also been appointed as a director on the Board. In connection with Mr. Caplan’s appointment, the Company’s current Chief Executive Officer, Scott Galit, will serve as Co-Chief Executive Officer of the Company, alongside Mr. Caplan, effective as of May 25, 2022. In addition, in connection with Mr. Caplan’s appointment to the Board, the number of directors serving on the Board has been increased from eight directors to nine directors. Effective as of May 25, 2022, Mr. Caplan will serve as a Class II director with a term expiring at the Company’s Annual Meeting of Stockholders in 2023.

Prior to his appointment, Mr. Caplan served as President North America and Europe at Alibaba.com, a business unit of the Alibaba Group (NYSE: BABA) since September 2018. Previously, Mr. Caplan was the founder and Chief Executive Officer of OpenSky, a SMB software and services firm, from 2009 until 2018, after Alibaba purchased a majority stake of OpenSky in 2017. Prior to founding OpenSky, Mr. Caplan held various leadership roles, including as Chief Executive Officer of Ford Models, Inc., a fashion talent agency, from 2002 to 2009, and CMO of About.com, an internet publishing business, from 1998 to 2001. Mr. Caplan holds a Bachelor’s degree in English from the University of Rochester.

In connection with his appointment as the Co-Chief Executive Officer of the Company, Mr. Caplan and Payoneer Inc. have entered into an employment agreement dated May 24, 2022 (the “Caplan Employment Agreement”). Under the Caplan Employment Agreement, Mr. Caplan will have an initial annual base salary of $475,000 and a target annual bonus opportunity equal to 100% of his annual base salary. In addition, as soon as practicable following Mr. Caplan commencing employment with the Company, he will be granted an equity award under the Company’s 2021 Omnibus Incentive Plan consisting of (i) 2,000,000 restricted stock units (“RSUs”), that will service-vest over a four-year period, 25% on May 25, 2023 and the remainder in 12 equal quarterly installments thereafter (such service-vesting schedule, “Standard Service Vesting”), (ii) up to a maximum of 2,500,000 RSUs that vest based on both the achievement by the Company of certain stock price targets and satisfying the Standard Service Vesting requirements and (iii) 500,000 stock options, subject to Standard Service Vesting.

If Mr. Caplan is terminated without cause or resigns for good reason (each as defined in the Caplan Employment Agreement), he will be entitled to receive the following severance payments and benefits, subject to his execution and non-revocation of a release of claims:

•	Base salary continuation for 12 months;

•	Continued participation in the Company’s benefit plans and Company-paid health insurance plans for 12 months; and

•	Continued vesting of all outstanding equity awards for 12 months.

The description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

(e)

The Board of Directors approved an amendment effective as of May 25, 2022 (the “Galit Employment Agreement Amendment”) to the Amended and Restated Employment Agreement by and between Mr. Galit and the Company dated as of June 25, 2021 (the “Original Employment Agreement”). The Amendment provides that Mr. Galit’s new title will be Co-Chief Executive Officer of the Company and amends the definition of “good reason” in the Original Employment Agreement in a manner such that Mr. Galit’s transition to the role of Co-Chief Executive Officer of the Company will not constitute a material diminution in his title, responsibilities or authority that would otherwise have triggered Mr. Galit’s good reason rights thereunder.

The description of the Galit Employment Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Galit Employment Agreement Amendment attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On May 25, 2022, the Company issued a press release announcing Mr. Caplan’s hiring, a copy of which is attached hereto as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1       Employment Agreement, dated May 24, 2022, by and between Payoneer Inc. and John Caplan

Exhibit 10.2       Amendment #1 to Amended and Restated Employment Agreement, dated May 24, 2022, by and between Payoneer Inc. and Scott Galit

Exhibit 99.1       Press Release issued by Payoneer Global Inc., dated May 25, 2022

Exhibit 104        Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYONEER GLOBAL INC.

May 25, 2022	By:	/s/ Scott Galit
Name: Scott Galit
Title: Chief Executive Officer